SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 12, 2004

CITIZENS FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

DELAWARE	2-96144	55-0666598
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

211 Third Street, Elkins, West Virginia	26241
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (304) 636-4095

(Former name or former address, if changed since last report.)

The information in this Report is provided under Item 12 of Form 8-K and shall not be deemed “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be incorporated by reference into any of Citizens Financial Corp.’s previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act. This information is being provided to the shareholders of Citizens Financial Corp. in the form of a quarterly report concurrent with this filing.

Item 12. Results of Operations and Financial Condition.

To Our Shareholders:

As with each quarter, we are privileged to share with you this report on Citizens Financial Corp’s. financial performance for the first half of 2004 and its financial conditions as of June 30, 2004.

The second quarter was both immensely rewarding and challenging. We successfully completed two major customer service projects. Both our new Marlinton branch and our expanded Petersburg branch were opened during the quarter. We also continued our work to bring internet banking to our customers and expect to complete that project shortly. We believe each of these efforts will significantly improve our competitive position within our markets.

While accomplishments such as these generate pride, we realize that they are only possible through the hard work of our people and that, ultimately, our company is its people. We regret to inform you of the passing of one of our most valued and respected people. Raymond L. Fair, a director of Citizens National Bank since 1975 and of Citizens Financial Corp. since its founding, passed away on June 17, 2004. Ray’s wise counsel and caring ways will be missed by all of us at Citizens and we offer our sympathy and support to his family.

We must also report that income for the second quarter of $153,153 was depressed by a $594,899 provision for loan losses made necessary by unusually high net charge offs following the failure of a commercial lending relationship. Consequently, net income for the six months totaled $686,914 compared to $1,003,628 last year.

Although we take every prudent measure to protect against such occurrences, the risk of loan losses is inherent in the banking industry. We believe that our performance will now return to more typical levels and are very optimistic about both the remainder of the year and the long-term success of the company. This belief is rooted in the confidence we have in our products, our procedures, our staff and our economy. We’d like to assure you that your company remains strong and your investment sound. And, in closing, we’d like to thank you for the confidence you have placed in us.

Sincerely,

Max L. Armentrout	Robert J. Schoonover
Chairman of the Board	President and Chief Executive Officer

STATEMENTS OF CONDITION– (Unaudited)

	June 30,
	2004	2003
ASSETS
Cash and due from banks	$5,351,003	$5,069,957
Federal funds sold	—	3,500,000
Securities available for sale	54,682,450	57,269,389
Loans, less allowance for loan losses of $1,170,330 and $1,443,958, respectively	141,114,999	122,461,766
Premises and equipment	4,235,052	3,062,840
Accrued interest receivable	1,069,381	1,125,151
Other assets	4,400,789	3,897,040

Total assets	$210,853,764	$196,386,143

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Noninterest bearing	$22,320,838	$19,396,252
Interest bearing	143,964,260	138,982,526

Total deposits	166,285,098	158,378,778
Short-term borrowings	17,411,764	10,510,625
Long-term borrowings	5,499,398	4,227,369
Other liabilities	1,558,637	2,042,595

Total liabilities	190,754,897	175,159,367

Common stock, authorized 2,250,000 shares of $2.00 par value, issued 750,000 shares	1,500,000	1,500,000
Additional paid in capital	2,100,000	2,100,000
Retained earnings	19,273,949	18,528,273
Treasury stock, at cost, 118,622 and 104,477 shares, respectively	(2,762,464)	(2,188,199)
Accumulated other comprehensive income	(12,708)	1,286,702

Total shareholders’ equity	20,098,777	21,226,776

Total liabilities and shareholders’ equity	$210,853,674	$196,386,143

STATEMENTS OF INCOME– (Unaudited)

	Six months ended June 30,
	2004	2003
INTEREST INCOME

Interest and fees on loans	$4,604,352	$4,487,049
Interest and dividends on securities:
Taxable	875,109	1,012,617
Tax-exempt	165,018	171,604
Interest on federal funds sold	6,281	9,259

Total interest income	5,650,760	5,680,529

INTEREST EXPENSE

Interest on deposits	1,296,941	1,440,002
Interest on short-term borrowings	131,439	120,439
Interest on long-term borrowings	55,850	56,787

Total interest expense	1,484,230	1,617,228

Net interest income	4,166,530	4,063,301
Provision for loan losses	684,899	162,000

Net interest income after provision for loan losses	3,481,631	3,901,301

NONINTEREST INCOME

Trust department income	70,991	133,177
Service fees	351,113	327,675
Insurance commissions	13,999	16,311
Securities gains/(losses)	19,024	—
Brokerage income	30,369	8,771
Secondary market loan fees	27,883	52,317
Other	131,780	91,234

Total noninterest income	645,159	629,485

NONINTEREST EXPENSE

Salaries and employee benefits	1,765,536	1,682,388
Net occupancy expense	127,807	117,878
Equipment rentals, depreciation and maintenance	223,932	204,947
Data processing	270,105	239,324
Director fees	113,503	110,320
Postage expense	81,767	74,399
Professional service fees	77,767	72,172
Stationery	82,251	71,386
Other	506,403	455,718

Total noninterest expense	3,249,071	3,028,532

Income before income taxes	877,719	1,502,254
Income tax expense	190,805	498,626

Net income	$686,914	$1,003,628

Basic and fully diluted earnings per common share	$1.09	$1.55

Average common shares outstanding	631,378	646,085

Dividends per common share	$0.60	$0.60

OFFICERS

Citizens Financial Corp.

MAX L. ARMENTROUT

Chairman of the Board

ROBERT J. SCHOONOVER

President and Chief Executive Officer

THOMAS K. DERBYSHIRE, CPA

Vice President and Treasurer

LEESA M. HARRIS

Secretary

DIRECTORS

Citizens Financial Corp.

ROBERT NORMAN ALDAY

MAX L. ARMENTROUT

WILLIAM J. BROWN

EDWARD L. CAMPBELL

JOHN F. HARRIS

CYRUS K. KUMP

ROBERT J. SCHOONOVER

L.T. WILLIAMS

JOHN A. YEAGER, CPA

PAUL J. JOSEPH

Director Emeritus

CITIZENS NATIONAL BANK

MAX L. ARMENTROUT

WILLIAM J. BROWN

EDWARD L. CAMPBELL

JOHN F. HARRIS

DICKSON W. KIDWELL

CYRUS K. KUMP

FRANKLIN M. SANTMYER, JR.

ROBERT J. SCHOONOVER

THOMAS A WAMSLEY

L. T. WILLIAMS

C. CURTIS WOODFORD

JOHN A. YEAGER, CPA

PAUL J. JOSEPH

Director Emeritus

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Citizens Financial Corp.

8/12/04

/s/ Thomas K. Derbyshire
Vice President, Treasurer Principal Financial